UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2004

ENDOCARDIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22233	41-1724963
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1350 Energy Lane, Suite 110, St. Paul, Minnesota		55108
(Address of principal executive offices)		(Zip Code)

(651) 523-6900
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

                On November 8, 2004, Endocardial Solutions, Inc. (the “Company”) was served with a lawsuit captioned:  Spring Partners, LLC on behalf of itself and all others similarly situated v. Graydon E. Beatty, James W. Bullock, Robert G. Hauser, M.D., Mark T. Wagner, Warren S. Watson, Richard D. Randall, Richard J. Nigon, Jean-Paul Peltier, Endocardial Solutions, Inc., and St. Judge [sic] Medical, Inc.  On September 23, 2004, the Company and St. Jude Medical Inc. jointly announced the signing of a definitive agreement whereby St. Jude Medical will acquire the Company for $11.75 per share in cash consideration, representing an aggregate purchase price of approximately $273 million.  This suit, which was filed in Ramsey County, Minnesota District Court, seeks class action status and alleges that the directors and officers of the Company will obtain benefits from the proposed acquisition that will not be shared equally with the public shareholders, that the directors of the Company breached their fiduciary duties, that the proxy statement for the acquisition (which has been filed with the U.S. Securities and Exchange Commission, but not yet mailed) fails to disclose certain details and that St. Jude Medical aided and abetted the breaches of fiduciary duties.  The lawsuit seeks injunctive relief, rescission, damages and attorneys’ fees, and expert’s fees and costs together with interest.

                The Company considers this suit to be without merit, will vigorously defend itself against this legal action, and intends to proceed to close the proposed transaction with St. Jude Medical as soon as possible.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:  November 9, 2004

ENDOCARDIAL SOLUTIONS, INC.

By:	/s/ J. Robert Paulson, Jr.
Name: J. Robert Paulson, Jr.
Title: Chief Financial Officer